Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Offering Statement on Form 1-A of Masterworks Vault 1, LLC of our report dated June 8, 2023, relating to the consolidated financial statements, which appears in such Offering Statement. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ AGD Legal, S. C.

AGD Legal, S. C.

Cancun, Quintana Roo

June 8, 2023